EXHIBIT 99.1

For Immediate Release

NET I UEPS TECHNOLOGIES, INC. MAKES ANNOUNCEMENT REGARDING
LIMPOPO PROVINCIAL CONTRACT

Johannesburg, South Africa — July 27, 2005 — Net 1 UEPS Technologies, Inc. (OTCBB:NOUT, formerly NUEP) (the “Company”) announced today that its service level agreement to pay social welfare grants and benefits in Limpopo (the “Province”) remains in full force and effect after the Province filed a leave to appeal a South African court’s ruling setting aside the contract. The filing of the leave to appeal has suspended the court’s ruling.

The Company’s subsidiary, Cash Paymaster Services (Northern) (Pty) Limited (“CPS”), has continuously provided social welfare and benefits payment services to the Province since 1996, when it was first awarded the contract. This first contract was extended twice. The current contract was awarded to CPS in November 2002 pursuant to a public tender. The current contract was executed in March 2003 and is due to expire in November 2006.

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On July 20, 2005, a South African court had set aside the service level agreement between CPS and the Department of Health and Welfare of the Province (the “Department”). The court’s ruling followed an application by Empilweni Payout Services (LP) (Pty) Limited (“Empilweni”), a disqualified bidder for the current contract, asking the court, among other things, to set aside the action of the Limpopo Province Tender Board (the “Tender Board”) that awarded the contract to CPS. Empilweni’s application alleged that the Tender Board acted improperly in awarding the tender to CPS. Empilweni did not seek relief against CPS or allege wrongdoing by CPS. Empilweni’s application was opposed by the Tender Board, the Department, the Premier of the Province and CPS.

The court’s ruling has been suspended as a result of a July 25, 2005 filing of leave to appeal the ruling by the Province, the Premier of the Province and the Tender Board. As a result, the contract has been reinstated pending the outcome of the appeal. The Company’s legal counsel has also been orally advised by a representative of the Province that the Province views the contract as being in full force and effect and expects the parties to continue operating under the contract. The court had directed the Tender Board, the Department and CPS each to pay a portion of Empilweni’s costs of the action, which the Company believes would not be material to the Company. This order has also been suspended pending the outcome of the appeal.

Although the court set aside the contract, the court did not grant Empilweni’s request to direct the Tender Board to readvertise the tender or to readjudicate the tender, and in effect left it to the discretion of the Tender Board as to whether it wishes to invite new tenders. As a result of legislation passed in South Africa in 2004, the South African government is working toward the establishment of the South African Social Security Agency, the primary purpose of which is to consolidate at the central government level the administration of social welfare grants rather than continue to perform it at the provincial level. In light of this legislation, the Company believes that it is not likely that the Tender Board will decide to invite new tenders although there can be no assurance that it will not do so. If the Tender Board does decide to invite new tenders, the tender invitations will only be published after the resolution of the appeal process which is expected to take at least several months. The Company believes that the advertising, adjudication and award of such tender would likely take at least one year. The Company expects that it will continue performing under the Limpopo contract during this entire period.

     A formal transcript of the court’s ruling has not yet become available. Thus, the foregoing description of the ruling is based on oral reports provided by attorneys present when the court rendered its decision.

     There have been reports in the South African press, first reported in 2004 and more recently in articles relating to the setting aside of the Limpopo contract, that the Directorate of Special Investigations, a South African government agency established to investigate bribery and corruption, has been investigating allegations that Northern Corporate Investment Holdings, a former shareholder in CPS, made payments to a trust through which the African National Congress in the Province and a former premier of the Province may have benefited. The Company has fully cooperated with the investigating authorities by providing requested documentation. The Company has no reason to believe that it or its officers, directors, employees or agents have done anything to warrant investigation in this regard or that it or they are targets of the investigation.

     About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: (866) 412-NET1 (6381)
www.net1ueps.com